EXHIBIT 99.1

Press Releases, dated March 7, 2003

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                  HOLDING DE PARTECIPAZIONI INDUSTRIALI S.P.A.

HdP Press Release
-----------------

For more information, please contact:

Press Office:                               Investor Relations:
Elena Sacchi +39 02 25845411                Silvia Barettini +39 02 25845472
Daniele Menarini +39 02 28545412

March 7, 2003 (Milan, Italy) -- Holding di Partecipazioni Industriali S.p.A.
(HdP) announced today that Fila Holding S.p.A. (Fila), a company 91% owned by HdP, has reached an agreement for the sale of its operating businesses to Sport Brands International LLC, an affiliate of Cerberus, a U.S. based private investment fund manager. A copy of Fila's press release on the subject is attached.

HdP has undertaken to guarantee Fila's obligations under the purchase agreement. Closing of the sale is expected by June 30, 2003.

HdP was advised in this transaction by Mediobanca and Rothschild.

After the closing of the sale and in any event within 6 months from the date hereof HdP will offer to purchase all Fila 8.6 million ordinary shares and American Depositary Shares not currently owned by HdP (almost entirely ADS) at a price of US$1.12 per Fila ordinary share/American Depositary Share. The offer price has been established on the basis of advice received by HdP from Merrill Lynch. The offer, when launched, will be conducted by HdP with the aim to take Fila private and to turn it later to new activities and investments within the group strategic sectors.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY, OR THE SOLICITATION OF AN OFFER TO SELL, ANY FILA ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES. UPON COMMENCEMENT OF THE OFFER TO PURCHASE FILA ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES IN THE U.S., HDP WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AN AMENDMENT TO ITS SCHEDULE TO AND RELATED EXHIBITS, INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND OTHER DOCUMENTS RELATED TO THE OFFER. ALL OF THE TERMS OF THE OFFER WILL BE CONTAINED IN THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE RELATED ANCILLARY OFFER DOCUMENTS FILED UNDER COVER OF AN AMENDMENT TO HDP'S SCHEDULE TO. FOLLOWING THE LAUNCH OF THE OFFER, THESE DOCUMENTS WILL BE SENT TO HOLDERS OF FILA ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES IN THE U.S. FREE OF CHARGE. UPON RECEIPT, YOU WILL NEED TO READ THOSE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. COPIES OF AMENDMENTS TO HDP'S SCHEDULE TO, THE RELATED EXHIBITS AND OTHER DOCUMENTS FILED BY HDP AND FILA WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED FREE OF CHARGE THROUGH THE U.S. SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV.


               HDP o HOLDING DI PARTECIPAZIONI INDUSTRIALI S.P.A.
              VIA ANGELO RIZZOLI, 2 20132 MILANO TELEFONO 02.2584.1
          CAPITALE SOCIALE (EURO) 760.559.800 REGISTRO IMPRESE E CODICE
                 FISCALE/PARTITA IVA 12086540155 R.E.A. 1524326

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                                     [LOGO]
                  HOLDING DE PARTECIPAZIONI INDUSTRIALI S.P.A.

Comunicato Stampa HdP
---------------------

Per ulteriori informazioni :
Ufficio Stampa:                             Investor Relations:
Elena Sacchi +39 02 2584 5411               Silvia Barettini +39 02 258405472
Daniele Menarini + 39 02 2584 5412

Milano, 7 marzo 2003 - Holding di Partecipazioni Industriali S.p.A. - HdP - comunica che in data odierna la controllata Fila Holding ha raggiunto l'accordo per la vendita delle sue partecipazioni a Sport Brands International LLC, una partecipata del fondo privato di investimenti statunitense Cerberus, per un importo complessivo di US$ 351 milioni al lordo dell'indebitamento finanziario al 31 dicembre scorso di (euro) 295 milioni.

HdP e intervenuta nell'accordo come garante degli impegni assunti da Fila.

HdP e stata assistita nell'operazione (descritta nel comunicato Fila qui allegato) da Mediobanca , da Rothschild e dallo studio legale Giliberti & Associati.

HdP, dopo la conclusione della vendita delle attivita di Fila (prevista entro la fine del prossimo giugno) e comunque entro sei mesi da oggi, offrira di acquistare tutte le 8.6 milioni di azioni / ADS (American Depositary Shares) di Fila Holding, quasi totalmente rappresentati da ADS, al prezzo di US$ 1.12 per ogni azione/ADS. Il prezzo dell'offerta e stato determinato sulla base di una valutazione elaborata da Merrill Lynch.

L'offerta di acquisto avra lo scopo di ritirare il titolo Fila dal New York Stock Exchange per poi indirizzare la controllata a nuove attivita ed investimenti nei settori strategici del Gruppo.


               HDP O HOLDING DI PARTECIPAZIONI INDUSTRIALI S.P.A.
              VIA ANGELO RIZZOLI, 2 20132 MILANO TELEFONO 02.2584.1
          CAPITALE SOCIALE (EURO) 760.559.800 REGISTRO IMPRESE E CODICE
                 FISCALE/PARTITA IVA 12086540155 R.E.A. 1524326

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FILA Press Release
------------------

For more information, please contact:
Investor Relations:
Elena Carrera  +39 015 3506 246

March 7, 2003 (Biella, Italy) -- Fila Holding S.p.A. (NYSE:FLH) agreed today to sell 100% of its direct subsidiaries, Fila Nederland BV, Fila Sport S.p.A., Ciesse Piumini SRL and Fila USA Inc., to Sport Brands International LLC, an affiliate of Cerberus, a U.S.-based private investment fund manager. These subsidiaries constitute the present operating business of the Fila group.

The purchase price will be US$351 million in cash payable at closing plus the assumption by Sport Brands International of all financial debt incurred by the Fila group since January 1, 2003 and of all of the Fila group's trade debt. As of December 31, 2002, consolidated financial debt of the Fila group was
(euro)295 million. Fila Holding expects to close the sale by the end of next June. Closing of the sale is subject to certain conditions including antitrust approvals.

The Board of Directors of Fila Holding has approved the terms of the sale taking into consideration, besides the terms and structure of the Cerberus offer, various other factors including the Fila group's economic results in recent years and the difficulties and uncertainties in achieving stable positive net results in the near future. A copy of HdP's press release on the subject is attached.

Moreover the Board of Directors announced that it plans to reinvest the net proceeds of the sale in new activities in the communication business that are being considered.

Fila Holding has become aware that its principal shareholder, Holding di Partecipazioni Industriali S.p.A. (HdP) will, after the closing of the sale of all of Fila Holding's operating businesses to Sport Brands International but in any event within 6 months from today, offer to purchase all of the Fila American Depositary Shares and all of the Fila ordinary shares not already owned by HdP for a price of US$ 1.12 per Fila ADS or Fila ordinary share.

Fila Holding S.p.A., with headquarters in Biella (Italy), is a leading manufacturer of footwear and apparel for sport and leisurewear. Fila has developed excellent brand recognition by marketing products with a high design and style content that are endorsed by professional athletes from round the world.


[LOGO]
Fila Holding S.p.A.
Investor Relations
Viale C. Battisti, 26
13900 Biella - Italy
Tel. +39.015.35061
Fax +39.015.3506297

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THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO
BUY, OR THE SOLICITATION OF AN OFFER TO SELL, ANY FILA ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES. UPON COMMENCEMENT OF ITS OFFER TO PURCHASE FILA ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES IN THE U.S., HDP WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AN AMENDMENT TO ITS SCHEDULE TO AND RELATED EXHIBITS, INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND OTHER DOCUMENTS RELATED TO THE OFFER. ALL OF THE TERMS OF THE OFFER WILL BE CONTAINED IN THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE RELATED ANCILLARY OFFER DOCUMENTS FILED UNDER COVER OF AN AMENDMENT TO HDP'S SCHEDULE TO. FOLLOWING THE LAUNCH OF THE OFFER, THESE DOCUMENTS WILL BE SENT TO HOLDERS OF FILA ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES IN THE U.S. FREE OF CHARGE. IN ADDITION, FILA WILL, AFTER THE COMMENCEMENT OF THE HdP OFFER, FILE WITH THE U.S SECURITIES AND EXCHANGE COMMISSION UNDER COVER OF SCHEDULE 14D-9 AND DISTRIBUTE TO HOLDERS OF FILA ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES IN THE U.S., A STATEMENT DISCLOSING FILA'S POSITION WITH RESPECT TO HdP'S OFFER. UPON RECEIPT, YOU WILL NEED TO READ THE MATERIALS HdP AND FILA SENT TO YOU CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. COPIES OF AMENDMENTS TO HDP'S SCHEDULE TO, THE RELATED EXHIBITS AND OTHER DOCUMENTS FILED BY HDP AND FILA WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED FREE OF CHARGE THROUGH THE U.S. SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV.

The statements contained in this press release that are not historical facts are "forward-looking statements" (as defined by the U.S. Private Securities Reform Act of 1995). Although Fila believes any such statements are based on reasonable assumptions, there is no assurance that actual outcome will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the U.S. Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in outcome is contained in Fila's recent filings with the U.S. Securities and Exchange Commission. Fila undertakes no obligation to update forward-looking statements.


[LOGO]
Fila Holding S.p.A.
Investor Relations
Viale C. Battisti, 26
13900 Biella - Italy
Tel. +39.015.35061
Fax +39.015.3506297

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                                     [LOGO]

Comunicato stampa FILA
----------------------

Per maggiori informazioni contattare:
Investor Relations:
Elena Carrera +39 015 3506 246

Biella, Italia 7 Marzo 2003 - Fila Holding S.p.A. (NYSE:FLH) ha raggiunto in data odierna l'accordo per la vendita di tutte le sue partecipazioni dirette Fila Nederland BV, Fila Sport S.p.A., Ciesse Piumini SRL e Fila USA Inc a Sport Brands International LLC, una controllata del fondo privato di investimenti americano Cerberus. Le societa cedute costituiscono le attuali attivita operative di Fila.

Il prezzo di cessione (al lordo dell'indebitamento finanziario consolidato che al 31 dicembre 2002 e pari a (euro) 295 milioni) e di US$ 351 milioni che saranno interamente versati al closing. Sport Brands International si assume tutti i debiti finanziari contratti da Fila a partire dal 1 gennaio 2003 oltre a tutti i debiti commerciali.

Fila Holding prevede l'esecuzione della compravendita entro il prossimo giugno. Il closing e subordinato al verificarsi di alcune condizioni tra cui l'approvazione delle competenti autorita Antitrust.

Il Consiglio di Amministrazione di Fila ha approvato la vendita anche tenuto conto dei risultati economici del Gruppo negli ultimi anni e delle difficolta e incertezze nel raggiungere stabili risultati netti positivi nel prossimo futuro.

Il Consiglio di Amministrazione comunica inoltre che ha in programma di reinvestire la liquidita disponibile una volta completata l'operazione, per nuove iniziative nel settore della comunicazione, che fin d'ora verranno messe allo studio.

Fila Holding ha preso atto che il suo principale azionista Holding di Partecipazioni Industriali - HdP, dopo la conclusione della vendita delle attivita di Fila, e comunque entro sei mesi da oggi, offrira di acquistare tutte le azioni e gli ADS (American Depositary Shares) di Fila al prezzo di US$ 1.12 per ogni azione / ADS.

Fila Holding S.p.A., con sede a Biella (Italia), e una delle aziende leader nel settore delle calzature e dell'abbigliamento per lo sport ed il tempo libero. Fila ha sviluppato un elevato livello di riconoscimento del marchio commercializzando prodotti ad alto contenuto di design e stile e assicurandosi al tempo stesso il supporto qualificato di atleti professionisti di tutto il mondo.


[LOGO]
Fila Holding S.p.A.
Investor Relations
Viale C. Battisti, 26
13900 Biella - Italy
Tel. +39.015.35061
Fax +39.015.3506297